Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-171935 and No. 333-177407 of Alliance Bancorp, Inc. of Pennsylvania of our report dated March 22, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania

March 22, 2013